EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Completes Sale of Its Contract Drilling Unit and Retires All Debt; Focused on Advancing Exploration, Development, and Production at Its Gold Projects

Coeur d’Alene, Idaho – November 15, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that it has closed the sale of its wholly-owned contract drilling subsidiary, Timberline Drilling, Inc. (“TDI”) to a group of private investors that includes TDI's current senior management team.  No management or directors of Timberline Resources are affiliated with the buyer.  Paradigm Capital of Toronto acted as the Company's financial advisors related to this transaction.

The sale is valued at over $14.5 million, subject to working capital adjustments.  Timberline received $8 million in cash plus an additional $2 million in cash from the existing working capital of TDI.  Within 60 days, there will be a final working capital adjustment which is expected to yield over $1 million in cash to Timberline.  The Company also received an 18-month note payable in the amount of $1.35 million at 10-percent interest, and will receive discounted drilling services (or cash) in the amount of $1.1 million over 5 years.  The buyer also assumed over $1 million in debt of TDI.

Concurrent with the closing, Timberline repaid its $5 million convertible debt obligation and is completely debt-free. The Company will now focus exclusively on its core business of gold exploration and development as it advances its Butte Highlands and South Eureka properties toward production.

Paul Dircksen, Timberline’s President and CEO, said, “We are pleased to close the sale of TDI so that we can concentrate on advancing our properties, expanding our gold resource base at South Eureka, and achieving production at Butte Highlands.  The shareholder value that can be realized through our core business is extremely compelling and is now our sole focus.  With near-term cash flow expected from Butte Highlands, we are well-positioned to take advantage of elevated gold prices."

At the Butte Highlands Joint Venture in southwestern Montana, Timberline recently completed a 50,000 foot underground drill program, improving the quality and reliability of the mine model as the Company and its joint venture partner move into production.  Timberline holds a 50-percent carried-to-production interest in Butte Highlands, where gold mining operations are scheduled to commence early next year.

At Timberline’s 23-square mile South Eureka property, the 2011 exploration drill program was recently increased by 50-percent to 45,000 feet.  The gold grades, mineral continuity, and positive metallurgical characteristics reported to date at South Eureka strongly support the Company’s stated objective of increasing the gold resource at Lookout Mountain and advancing toward development of a low capital, low cost, heap leach gold operation.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing, terms and value of the Company’s sale of Timberline Drilling,  the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES